                FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY
                               COMPANY OF NEW YORK

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

FSBL'S PROMISE

In consideration of the Purchase Payments, First Security Benefit Life Insurance
and Annuity Company of New York ("FSBL") will pay the benefits of this Contract according to its terms.

LEGAL CONTRACT

PLEASE READ YOUR CONTRACT CAREFULLY. It is a legal Contract between you, the
Owner, and us, FSBL. The Contract's table of contents is on page 2.

FREE LOOK PERIOD-RIGHT TO CANCEL

IF FOR ANY REASON YOU ARE NOT SATISFIED WITH THE CONTRACT, YOU MAY RETURN THIS
CONTRACT WITHIN 10 DAYS AFTER YOU RECEIVE IT (60 DAYS FROM THE DATE OF RECEIPT
IF IT IS A REPLACEMENT CONTRACT). YOU MAY RETURN THE CONTRACT BY DELIVERING OR
MAILING IT TO FSBL. IF RETURNED, THIS CONTRACT WILL THEN BE DEEMED VOID FROM THE
BEGINNING. NO WITHDRAWAL CHARGE WILL BE IMPOSED, AND WE WILL REFUND: (1) ANY
PURCHASE PAYMENTS MADE AND ALLOCATED TO THE FIXED ACCOUNT; AND (2) SEPARATE
ACCOUNT CONTRACT VALUE AS OF THE DATE THE RETURNED CONTRACT IS DELIVERED TO
FSBL, INCREASED BY ANY FEES OR OTHER CHARGES PAID FROM SEPARATE ACCOUNT CONTRACT
VALUE.

Signed for First Security Benefit Life Insurance and Annuity Company of New York
on the Contract Date.

/s/ J. Michael Keefer                   /s/ Kris A. Robbins
      [Secretary]                             [President]

                      A BRIEF DESCRIPTION OF THIS CONTRACT

This is a FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT.

*     Purchase Payments may be made until the earlier of the Annuity Start Date or termination of the Contract

*     A death benefit may be paid prior to the Annuity Start Date according to the Contract provisions

*     Annuity Payments begin on the Annuity Start Date using the method specified in the Contract

*     This Contract is non-participating and does not participate in FSBL's surplus

*     The smallest annual net rate of return that would have to be earned on the assets of the Separate Account so that the dollar amount of variable
      Annuity Payments would not decrease is 3 -1/2%. The annual net rate of return is based upon the rate of return of the underlying mutual fund reduced by expenses of the Separate Account, including the maximum mortality and expense risk charge of 1.45%, administrative charge of 0.15%
      and any applicable rider charges.

BENEFITS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED UPON THE INVESTMENT
EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE. THESE AMOUNTS MAY INCREASE OR
DECREASE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE "CONTRACT VALUE AND
EXPENSE PROVISIONS" AND "ANNUITY BENEFIT PROVISIONS" FOR DETAILS.)

  [FSBL LOGO]   FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY
                               COMPANY OF NEW YORK
                  [70 West Red Oak Lane, White Plains, NY 10604
                                 1-800-355-4570]

IF A CREDIT ENHANCEMENT RIDER HAS BEEN PURCHASED, FSBL WILL RECAPTURE THE AMOUNT
OF ANY CREDIT ENHANCEMENT APPLIED DURING THE 12 MONTHS PRECEDING THE DATE OF THE
OWNER'S DEATH.

FSB236 (1-05)U

--------------------------------------------------------------------------------
                                TABLE OF CONTENTS
--------------------------------------------------------------------------------

AMENDMENTS OR RIDERS, if any

--------------------------------------------------------------------------------
                               CONTRACT DATA PAGE
--------------------------------------------------------------------------------

OWNER NAME:                                       CONTRACT NUMBER:
[Jane Doe]                                        [123456789]

JOINT OWNER NAME:                                 CONTRACT DATE:
[John Doe]                                        [July 1, 1999]

ANNUITANT NAME:                                   ANNUITY START DATE:
[Jane Doe]                                        [October 5, 2030]

ANNUITANT DATE OF BIRTH:                          PLAN:
[October 5, 1960]                                 [Non-Qualified]

                                                  ASSIGNMENT:
                                                  This Contract may be assigned.
                                                  See assignment provision.

PRIMARY BENEFICIARY NAME:                         FIXED ACCOUNT:
[Jenny Doe]                                       The Fixed Account is available
                                                  under this Contract.

                                                  ANNUITY OPTION:
                                                  [Option 2]
--------------------------------------------------------------------------------
FIRST PURCHASE PAYMENT........................... [$10,000]

MINIMUM SUBSEQUENT PURCHASE PAYMENT.............. [$500 ($50 under an automatic investment program)]

FREE WITHDRAWAL PERCENTAGE....................... 10%

FIXED ACCOUNT GUARANTEED RATE.................... 1.5%

FIXED ACCOUNT CURRENT RATE....................... [3%]

SEPARATE ACCOUNT................................. Variable Annuity Account B

ADMINISTRATION CHARGE............................ 0.15% Annually

ACCOUNT ADMINISTRATION CHARGE.................... $30 Annually*

WITHDRAWAL CHARGE
  Age of Purchase Payment in Years............... 1   2   3   4   5   6   7   8
  Withdrawal Charge.............................. 7%  7%  6%  5%  4%  3%  2%  0%

MORTALITY AND EXPENSE RISK CHARGE
  CONTRACT VALUE
    Less than $25,000............................ 0.85% Annually
    At least $25,000 but less than $100,000...... 0.70% Annually
    $100,000 or more............................. 0.60% Annually ("Base Charge")

  AFTER ANNUITY START DATE....................... 1.25% Annually

RIDERS AND RIDER CHARGES -

Asset Allocation................................. No Charge
Dollar Cost Averaging............................ No Charge
[Any optional Rider(s) selected by the Applicant will print
on this Contract Data Page in addition to the automatic
riders above.  Available optional Riders are listed on the
Application.]

MAXIMUM RIDER CHARGE ........................................  [1.55% Annually]

BASIS OF ANNUITY TABLES......................................  1983 (a) Mortality Table with mortality improvement under Projection Scale G

ASSUMED INTEREST RATE........................................  3.5% annually

SUBACCOUNTS:

Dreyfus IP Technology Growth    SBL Large Cap Growth           PIMCO VIT Low Duration
AIM V.I. Health Sciences        SBL Social Awareness           SBL Money Market
AIM V.I. Real Estate            SBL Enhanced Index
Rydex VT Sector Rotation        SBL Equity
AIM V.I. International Growth   SBL Alpha Opportunity
Dreyfus VIF Intl Value          SBL Main St. Growth & Income
SBL Global                      SBL Large Cap Value
SBL Small Cap Growth            AIM V.I. Basic Value
Oppenheimer Main St. Small Cap  American Century VP Value
SBL Small Cap Value             PIMCO VIT All Asset
SBL Mid Cap Growth              SBL Equity Income
AIM V.I. Mid Cap Core Equity    SBL Managed Asset Allocation
SBL Mid Cap Value               SBL High Yield
SBL Select 25                   PIMCO VIT Real Return
American Century VP Ultra       SBL Diversified Income

METHOD FOR DEDUCTING ACCOUNT CHARGE:

      *The Account Charge is deducted at each Contract Anniversary. A pro rata
      Account Charge is deducted:

            (1)   upon a full Withdrawal of Contract Value;

            (2)   when a Contract has been in force for less than a full
                  Contract Year;

            (3)   upon the Annuity Start Date; and

            (4)   upon payment of a death benefit.

     The Account Charge will be waived if Contract Value is $50,000 or more upon the date the Account Charge is to be deducted.

                                       3A

--------------------------------------------------------------------------------
DEFINITIONS
--------------------------------------------------------------------------------

ACCOUNT

One of the Subaccounts or the Fixed Account.

ACCUMULATION UNIT

A unit of measure used to compute Separate Account Contract Value.

ADMINISTRATIVE OFFICE

The address of FSBL's Administrative Office is First Security Benefit Life
Insurance and Annuity Company of New York, [P.O. Box 750497, Topeka, Kansas
66675--0497.]

ANNUITANT

The person you name on whose life Annuity Payments may be determined. Please see
"Annuity Benefit Provisions" on page 19.

ANNUITY START AMOUNT

Contract Value as of the Annuity Start Date, less any Premium tax and, if applicable, any pro rata Account Charge.

ANNUITY OPTION

A set of provisions that form the basis for making Annuity Payments. Please see
"Annuity Options" on page 19.

ANNUITY PAYMENTS

Payments made beginning on the Annuity Start Date according to the provisions of the Annuity Option selected. Annuity Payments are made on the same day of each month, on a monthly, quarterly, semiannual or annual basis.

ANNUITY START DATE

The date on which Annuity Payments begin as elected by the Owner.

ANNUITY UNIT

A unit of measure used to compute Variable Annuity Payments.

AUTOMATIC TRANSFERS

Transfers among the Subaccounts and the Fixed Account made automatically. FSBL makes Automatic Transfers on a periodic basis at the written request of the
Owner. FSBL may discontinue, modify or suspend Automatic Transfers.

COMPANY

First Security Benefit Life Insurance and Annuity Company of New York, [70 West
Red Oak Lane, White Plains, New York 10604.]

CONTRACT ANNIVERSARY

The same date in each subsequent year as your Contract Date.

CONTRACT DATE

The date the Contract begins. The Contract Date is shown on page 3.

CONTRACT VALUE

The total value of your Contract, which consists of amounts allocated to the
Subaccounts and the Fixed Account. FSBL determines Contract Value as of each
Valuation Date.

CONTRACT YEAR

Contract Years are measured from the Contract Date.

CURRENT INTEREST

FSBL will declare the rate of Current Interest applicable to any Guarantee
Period on or before the first day of such Guarantee Period. Current Interest shall be declared at least monthly. Current Interest, once declared, is fixed during the Guarantee Period.

DESIGNATED BENEFICIARY

Upon the death of the Owner or Joint Owner, the Designated Beneficiary will be the first person on the following list who, if a natural person, is alive on the date of death:

      1.    Owner;

      2.    Joint Owner;

      3.    Primary Beneficiary;

      4.    Contingent Beneficiary;

      5.    Annuitant; and

      6.    The Owner's estate if no one listed above is alive.

The Designated Beneficiary receives a death benefit upon the death of the Owner prior to the Annuity Start Date. Please see "Ownership, Annuitant, and
Beneficiary Provisions" on page 10 and "Death Benefit Provisions" on page 18.

FIXED ACCOUNT

An account that is part of FSBL's General Account. FSBL guarantees that it will credit interest on Contract Value allocated to the Fixed Account at an annual rate at least equal to the Fixed Account Guaranteed Rate set forth on page 3.

GENERAL ACCOUNT

All assets of FSBL other than those allocated to the Separate Account or any other separate account of FSBL.

GUARANTEE PERIOD

Current Interest, if declared, is fixed for one-year periods, referred to as
Guarantee Periods. The Guarantee Period that applies to any Fixed Account
Contract Value:

      (1)   starts on the date that such Contract Value is allocated to the
            Fixed Account pursuant to:

            (a)   a Purchase Payment Received by FSBL; or

            (b)   a Transfer to the Fixed Account; and

      (2)   ends on the last day of the same month in the following year.

When any Guarantee Period expires, a new Guarantee Period shall start for such
Contract Value on the date that follows such expiration date. Such period shall end on the immediately preceding date in the following year. For example,
Contract Value transferred to the Fixed Account on June 1 would have a Guarantee
Period starting on that date and ending on June 30 of the following year. A new
Guarantee Period for such Contract Value would start on July 1 of that year and end on June 30 of the following year.

JOINT OWNER

The Joint Owner, if any, shares an undivided interest in the entire Contract with the Owner. The Joint Owner, if any, is named on page 3. Please see "Joint
Ownership" provisions on page 10.

NONNATURAL PERSON

Any group or entity that is not a living person, such as a trust or corporation.

OWNER

The person(s) who has (have) all rights under this Contract. The Owner as of the
Contract Date is named on page 3. Please see "Ownership" provisions on page 10 and the definition of "Joint Owner," above.

PREMIUM TAX

Any Premium tax levied by a state or other governmental entity.

PURCHASE PAYMENT

Money Received by FSBL and applied to the Contract.

RECEIVED BY FSBL

Receipt by FSBL in good order at its Administrative Office, [P.O. Box 750497,
Topeka, Kansas 66675--0497.]

SEPARATE ACCOUNT

A separate account established and maintained by FSBL under New York law. The
Separate Account as set forth on page 3 is registered with the Securities and
Exchange Commission under the Investment Company Act of 1940 as a Unit
Investment Trust. It was established by FSBL to support variable annuity contracts. FSBL owns the assets of the Separate Account and maintains them apart from the assets of its General Account and its other separate accounts. The assets held in the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account may not be charged with liabilities arising from any other business FSBL may conduct. Income and realized and unrealized gains and losses from assets in the Separate Account are credited to, or charged against, the Separate Account without regard to the income, gains or losses from FSBL's General Account or its other separate accounts.

The Separate Account is divided into Subaccounts shown on page 3. Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccounts without regard to income, gains or losses in the other Subaccounts. FSBL has the right to transfer to its
General Account any assets of the Separate Account that are in excess of the reserves and other Contract liabilities with respect to the Separate Account.
The value of the assets in the Separate Account is determined on each Valuation
Date as of the end of each Valuation Date.

SUBACCOUNTS

The Separate Account is divided into Subaccounts which invest in shares of mutual funds. Each Subaccount may invest its assets in a separate class or series of a designated mutual fund or funds. The Subaccounts are shown on page
3. Subject to the regulatory requirements then in force, FSBL reserves the right to:

      1.    change or add designated mutual funds or other investment vehicles;

      2.    add, remove or combine Subaccounts;

      3.    add, delete or make substitutions for securities that are held or purchased by the Separate Account or any Subaccount;

      4.    operate the Separate Account as a management investment company;

      5.    combine the assets of the Separate Account with other separate accounts of FSBL or an affiliate thereof;

      6.    restrict or eliminate any voting rights of the Owner with respect to the Separate Account or other persons who have voting rights as to the Separate Account; and

      7.    terminate and liquidate any Subaccount.

If any of these changes result in a material change to the Separate Account or a
Subaccount, FSBL will notify you of the change. FSBL will not change the investment policy of any Subaccount in any material respect without complying with the filing and other procedures of the insurance regulators of the state of issue.

TRANSFER

A Transfer of Contract Value of one Subaccount or the Fixed Account for the
equivalent dollar amount of Contract Value of another Subaccount or the Fixed
Account.

VALUATION DATE

A Valuation Date is each day the New York Stock Exchange and FSBL's
Administrative Office are open for business.

VALUATION PERIOD

A Valuation Period is the interval of time from one Valuation Date to the next
Valuation Date.

WITHDRAWAL

A Withdrawal of Contract Value in the dollar amount specified by the Owner.
Withdrawals include Systematic Withdrawals. See "Withdrawal Provisions" on page
16.

--------------------------------------------------------------------------------
GENERAL PROVISIONS
--------------------------------------------------------------------------------

THE CONTRACT

The entire Contract between the Owner and FSBL consists of this Contract, and any Amendments, Endorsements or Riders to the Contract. All statements made in the Application will, as ruled by a court of competent jurisdiction, be deemed representations and not warranties. Any change in the Contract can be made only with the written consent of the President, a Vice President, or the Secretary of
FSBL.

The Purchase Payment(s) and the Application must be acceptable to FSBL under its rules and practices. If they are not, FSBL's liability shall be limited to a return of the Purchase Payment(s).

COMPLIANCE

FSBL reserves the right to make any change to the provisions of this Contract to comply with or give the Owner the benefit of any federal or state statute, rule or regulation. This includes, but is not limited to, requirements for annuity contracts under the Internal Revenue Code or the laws of any state. FSBL will provide the Owner with a copy of any such change and will also file such a change with the insurance regulatory officials of the state in which the
Contract is delivered.

MISSTATEMENT OF AGE

If the age of the Annuitant has been misstated, payments shall be adjusted, when allowed by law, to the amount which would have been provided for the correct age. Proof of the age of an Annuitant may be required at any time, in a form suitable to FSBL. If payments have already commenced and the misstatement has caused an underpayment, the amount of such underpayment, with interest at the rate of 3%, will be paid with the next scheduled payment. If the misstatement has caused an overpayment, the amount of such overpayment, with interest at the rate of 3%, will be deducted from one or more future payments.

EVIDENCE OF SURVIVAL

Before FSBL makes a payment, it has the right to require proof of the life or death of any person whose life or death determines whether, or to whom, or how much FSBL must pay under this Contract.

INCONTESTABILITY

FSBL will not contest the validity of this Contract.

ASSIGNMENT

No Assignment under this Contract is binding unless Received by FSBL in writing.
FSBL assumes no responsibility for the validity, legality, or tax status of any
Assignment. The Assignment will be subject to any payment made or other action taken by FSBL before the Assignment is Received by FSBL. Once filed, the rights of the Owner are subject to the Assignment. Any claim is subject to proof of interest of the assignee. If the Contract has been absolutely assigned, the assignee becomes the Owner.

OWNERSHIP OF ASSETS

FSBL is the sole owner of the assets of the Fixed Account. FSBL has the sole right to control, manage or administer such assets.

TRANSFERS

The Owner may Transfer Contract Value among the Fixed Account and Subaccounts upon written request or under other methods allowed by FSBL, subject to the following.

FSBL reserves the right to:

      (1)   limit the amount that may be subject to Transfer to $1,000,000 per
            Transfer;

      (2)   limit the number of Transfers per Contract Year to six; and

      (3)   suspend Transfers if the Owner engages in a market timing strategy or makes programmed transfers.

Transfers must be at least $500 or if less:

      (1)   the amount remaining in the Subaccount; or

      (2)   the amount of Fixed Account Contract Value, the Guarantee Period of
            which expires in the calendar month in which the Transfer is effected.

Contract Value may be transferred from the Fixed Account only:

      (1)   during the calendar month in which the applicable Guarantee Period expires; or

      (2)   pursuant to an Automatic Transfer.

In the event of an Automatic Transfer, Transfers of Contract Value from the
Fixed Account shall be made:

      (1)   first from Fixed Account Contract Value for which the Guarantee
            Period expires during the calendar month during which the Transfer is effected;

      (2)   then in the order that starts with Fixed Account Contract Value that has the longest amount of time remaining before its Guarantee Period expires; and

      (3)   ends with that which has the least amount of time remaining before its Guarantee Period expires.

FSBL will effect a Transfer to or from a Subaccount on the basis of Accumulation
Unit Value determined as of the end of the Valuation Period in which the
Transfer request is Received by FSBL. FSBL will effect a Transfer from the Fixed
Account on the basis of Fixed Account Contract Value as of the end of the
Valuation Period in which the Transfer request is Received by FSBL. Transfers are effected as of the close of the Valuation Period in which all information required to make the Transfer is Received by FSBL.

After the Annuity Start Date, you may Transfer Annuity Units only among the
Subaccounts.

CLAIMS OF CREDITORS

The Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent allowed by law.

BASIS OF VALUES

A detailed statement showing how values are determined has been filed with the state insurance departments. All values and reserves are at least equal to those required by the laws of the state in which this Contract is delivered.

PARTICIPATION

This Contract is not participating and does not participate in FSBL's surplus.

STATEMENTS

At least once per year prior to the Annuity Start Date, FSBL will send you a report that will show your Contract Value and any other information required by law. After the Annuity Start Date, we will send you any information that may be required.

DELAY OF PAYMENT

Generally, payments and Transfers will be made within seven days from receipt of the payment and/or request in a form satisfactory to us. FSBL reserves the right to suspend a Transfer or delay payment of a Withdrawal from Separate Account
Contract Value for any period:

      1.    when the New York Stock Exchange is closed; or

      2.    when trading on the New York Stock Exchange is restricted; or

      3.    when an emergency exists as a result of which:

            (a)   disposal of securities held in the Separate Account is not reasonably practicable; or

            (b)   it is not reasonably practicable to fairly value the net
                  assets of the Separate Account; or

      4.    during any other period when the Securities and Exchange Commission, by order, so permits to protect owners of securities.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth above exist. FSBL may delay payments or
Transfers from the Fixed Account (which would include payment of your Withdrawal proceeds and Transfers from the Fixed Account, loans, fixed annuity payments and lump sum death benefit payments unless state law requires otherwise) for up to six months after the requested effective date of the transaction. Any amount delayed will, as long as it is held under the Fixed Account, continue to earn interest at the Current Rate then in effect until the applicable Guarantee
Period in effect has ended, and not less than the Guaranteed Rate on an annual basis thereafter.

--------------------------------------------------------------------------------
OWNERSHIP, ANNUITANT AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

OWNERSHIP

During the Owner's lifetime, all rights and privileges under the Contract may be exercised only by the Owner. If the purchaser names someone other than himself or herself as Owner, the purchaser has no rights in the Contract. No Owner may be older than age 85 on the Contract Date.

JOINT OWNERSHIP

If a Joint Owner is named in the application, then the Owner and Joint Owner share an undivided interest in the entire Contract as joint tenants with rights of survivorship. When an Owner and Joint Owner have been named, FSBL will honor only requests for changes and the exercise of other Ownership rights made by both the Owner and Joint Owner. When a Joint Owner is named, all references to
"Owner" throughout this Contract should be construed to mean both the Owner and
Joint Owner, except for the "Statements" provision on page 9 and the "Death
Benefit Provisions" on page 18.

ANNUITANT

The Annuitant is named on page 3. The Owner may change the Annuitant prior to the Annuity Start Date. The request for this change must be made in writing and
Received by FSBL at least 30 days prior to the Annuity Start Date. No Annuitant may be named who is more than 85 years old on the Contract Date. When the
Annuitant dies prior to the Annuity Start Date, the Owner must name a new
Annuitant within 30 days or, if sooner, by the Annuity Start Date, except where the Owner is a Nonnatural Person. If a new Annuitant is not named, the Owner becomes the Annuitant.

PRIMARY AND CONTINGENT BENEFICIARIES

The Primary Beneficiary is named on page 3. The Owner may change any Beneficiary as described in "Ownership and Beneficiary Changes" below. If the Primary
Beneficiary dies prior to the Owner, the Contingent Beneficiary becomes the
Primary Beneficiary. Unless the Owner directs otherwise, when there are two or more Primary Beneficiaries, they will receive equal shares.

OWNERSHIP AND BENEFICIARY CHANGES

Subject to the terms of any existing Assignment, you may name a new Owner, a new
Primary Beneficiary or a new Contingent Beneficiary; provided that you may not change or remove an irrevocable Beneficiary without obtaining his or her written consent in a form acceptable to us. Any new choice of Owner, Primary Beneficiary or Contingent Beneficiary will revoke any prior choice. Any change must be made in writing and recorded at the Administrative Office. The change will become effective as of the date the written request is signed, whether or not the Owner is living at the time the change is recorded. A new choice of Primary
Beneficiary or Contingent Beneficiary will not apply to any payment made or action taken by FSBL prior to the time it was received. FSBL may require the
Contract be returned so these changes may be made.

                                       10

--------------------------------------------------------------------------------
PURCHASE PAYMENT PROVISIONS
--------------------------------------------------------------------------------

FLEXIBLE PURCHASE PAYMENTS

This Contract will not be in force until we receive at our Administrative Office the initial Purchase Payment. You may make additional Purchase Payments at any time before the Annuity Start Date, while the Owner is living, and this Contract is in force. Purchase Payments are payable in U.S. dollars and checks should be made payable to FSBL.

PURCHASE PAYMENT LIMITATIONS

Purchase Payments exceeding $1,000,000 will not be accepted without prior approval by FSBL. The Minimum Subsequent Purchase Payment amount is shown on page 3.

PURCHASE PAYMENT ALLOCATION

Purchase Payments will be allocated among the Fixed Account and the Subaccounts.
The allocations may be a whole dollar amount or a whole percentage and no less than $25 per Purchase Payment may be allocated to any Account. Purchase Payments will be allocated according to the Owner's instructions in the Application or more recent instructions, if any. The Owner may change the allocations by written notice to FSBL.

PLACE OF PAYMENT

All Purchase Payments under this Contract are to be paid to FSBL at its
Administrative Office. Purchase Payments after the initial Purchase Payment are applied as of the end of the Valuation Period during which they are Received by
FSBL.

--------------------------------------------------------------------------------
CONTRACT VALUE AND EXPENSE PROVISIONS
--------------------------------------------------------------------------------

CONTRACT VALUE

Your Contract Value on any Valuation Date is the sum of:

      (1)   your Separate Account Contract Value on that date; and

      (2)   your Fixed Account Contract Value on that date.

FSBL reserves the right to pay to the Owner the Contract Value as a lump sum if it is below $2,000 and no Purchase Payments have been received during the preceding three-year period.

FIXED ACCOUNT CONTRACT VALUE

On any Valuation Date, the Fixed Account Contract Value is equal to the amount of the initial Purchase Payment allocated under the Contract to the Fixed
Account,

PLUS:

      1.    any other Purchase Payments allocated under the Contract to the
            Fixed Account;

      2.    any Transfers from the Separate Account to the Fixed Account; and

      3.    any Current Interest credited to the Fixed Account.

LESS:

      1.    any Withdrawals, including Withdrawal Charges, deducted from the
            Fixed Account;

      2.    any Transfers from the Fixed Account to the Separate Account;

      3.    any amount applied as Annuity Start Amount under Annuity Options 1 through 6; and

      4.    any Premium tax and Account Charge.

                                       11

FIXED ACCOUNT INTEREST CREDITING

FSBL shall credit Current Interest on Fixed Account Contract Value on a daily basis. Current Interest will be credited from the Valuation Date on which a
Purchase Payment is applied to the date of Withdrawal, Transfer, or application as Annuity Start Amount.

FSBL shall credit interest on Fixed Account Contract Value at an annual rate at least equal to the Fixed Account Guaranteed Rate shown on page 3. Also, FSBL may in its sole judgment credit Current Interest at a rate in excess of the
Guaranteed Rate. The rate of Current Interest, if declared shall be fixed during the Guarantee Period. Fixed Account Contract Value shall earn Current Interest during each Guarantee Period at the rate, if any, declared by FSBL on the first day of the Guarantee Period.

FSBL may credit Current Interest on Contract Value that was allocated or transferred to the Fixed Account during one period at a different rate than amounts allocated or transferred to the Fixed Account in another period. FSBL will deduct any charges for Riders from Current Interest. Therefore, at any time, portions of Fixed Account Contract Value may be earning Current Interest at different rates based upon the period during which such portions were allocated or transferred to the Fixed Account and the Riders selected by the
Owner.

SEPARATE ACCOUNT CONTRACT VALUE

On any Valuation Date, the Separate Account Contract Value is the sum of the
then current value of the Accumulation Units allocated to each Subaccount for this Contract. For example, if 100 Accumulation Units were allocated to each of the Money Market and Equity Subaccounts as of June 1, Separate Account Contract
Value as of that date would be determined as follows:

                     Number of          Accumulation Unit
Subaccount       Accumulation Units     Value as of June 1     Subaccount Value
----------       ------------------     ------------------     ----------------

Money Market            100                    $10                  $1,000
Equity                  100                    $12                  $1,200
                                                                    ------
Separate Account Contract Value as of June 1...................     $2,200

ACCUMULATION UNIT VALUE

The initial Accumulation Unit Value for each Subaccount was set by FSBL. The
Accumulation Unit Value for any subsequent Valuation Date is equal to (1) times
(2) where:

      1.    is the Accumulation Unit Value determined on the immediately preceding Valuation Date; and

      2.    is the Net Investment Factor as of the Valuation Date with respect to which Accumulation Unit Value is being determined.

The Accumulation Unit Value for any subsequent Valuation Date which is a
Subaccount Payable Date is further adjusted by deducting any Subaccount
Adjustment declared as of the preceding Subaccount Record Date. See "Method of
Deducting Mortality and Expense Risk and Rider Charges," below.

NET INVESTMENT FACTOR

The Net Investment Factor for any Subaccount as of the end of any Valuation
Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

      1.    is equal to:

            a.    the net asset value per share of the mutual fund held in the
                  Subaccount, found as of the end of the current Valuation
                  Period; plus

            b.    the per share amount of any dividend or capital gain
                  distributions paid by the Subaccount's underlying mutual fund that is not included in the net asset value per share; plus or minus

            c.    a per share charge or credit for any taxes reserved for, which
                  FSBL deems to have resulted from the operation of the Separate
                  Account or the Subaccounts; operations of FSBL with respect to the Contract; or the payment of premiums or acquisition costs under the Contract.

                                       12

      2.    is the net asset value per share of the Subaccount's underlying mutual fund as of the end of the prior Valuation Period.

      3.    is a daily factor which is deducted from the Separate Account representing the Base Charge for mortality and expense risk and the
            Administration Charge.

The Accumulation Unit Value may increase or decrease from one Valuation Period to the next.

DETERMINING ACCUMULATION UNITS

The number of Accumulation Units allocated to a Subaccount under this Contract is found by dividing:

      (1)   the amount allocated to, or deducted from, the Subaccount; by

      (2)   the Accumulation Unit Value for the Subaccount as of the end of the
            Valuation Period during which the amount is allocated or deducted under the Contract.

The number of Accumulation Units allocated to a Subaccount under the Contract will not change as a result of investment experience. Events that change the number of Accumulation Units are:

      1.    Purchase Payments that are applied to the Subaccount;

      2.    Contract Value that is Transferred into or out of the Subaccount;

      3.    Withdrawals and applicable Withdrawal Charges that are deducted from the Subaccount;

      4.    Annuity Start Amount applied from the Subaccount to one of Annuity
            Options 1 through 6;

      5.    Premium tax and Account Charges that are deducted from the
            Subaccount; and

      6.    Reinvestment of Subaccount Adjustments that are paid by the
            Subaccount.

MORTALITY AND EXPENSE RISK CHARGE

FSBL will deduct a Mortality and Expense Risk Charge as shown on the Contract
Data page against your Contract Value held in the Subaccounts. This charge is guaranteed not to increase.

RIDER CHARGE

FSBL will deduct a charge for Riders as shown on the Contract Data page against your Contract Value held in the Subaccounts. This charge will be deducted from
Current Interest with respect to your Contract Value held in the Fixed Account.
The amount of the charge for Riders is based upon the Riders selected by the
Owner on the application or as otherwise permitted by FSBL. The charge for any
Rider is guaranteed not to increase after it has been issued. You may not select
Riders with a total charge that exceeds the Maximum Rider Charge set forth on the Contract Data page.

                                       13

METHOD OF DEDUCTING MORTALITY AND EXPENSE RISK AND RIDER CHARGES

The Base Charge for mortality and expense risk as shown on the Contract Data page will be computed and deducted from each Subaccount on each Valuation Date.
The Base Charge is factored into the Accumulation Unit Values on each Valuation
Date.

Any charge for mortality and expense risk or Riders above the Base Charge
("Excess Charge") will be deducted from monthly Subaccount Adjustments paid by, and reinvested in, the respective Subaccounts. Subaccount Adjustments are declared by FSBL and paid monthly by the Subaccounts for the purpose of deducting any applicable Excess Charge.

The amount of the Excess Charge is determined by adding:

      (1)   the total charge for all Riders selected by the Owner; and

      (2)   the applicable mortality and expense risk charge; and subtracting

      (3)   the Base Charge.

The applicable mortality and expense risk charge, which is based upon the amount of Contract Value as of the date the charge is deducted, is shown on the
Contract Data page. The Excess Charge is a percentage on an annual basis of
Contract Value allocated to each Subaccount as of the Subaccount Payable Date.

FSBL will declare a Subaccount Adjustment for each Subaccount on one Valuation
Date of each calendar month ("Subaccount Record Date"). FSBL will pay the
Subaccount Adjustment on a subsequent Valuation Date ("Subaccount Payable Date")
within five Valuation Dates of the Subaccount Record Date. Such Subaccount
Adjustment will be declared as a dollar amount per Accumulation Unit.

For each Subaccount, any Owner as of the Subaccount Record Date will receive on the Subaccount Payable Date a net Subaccount Adjustment equal to:

      (1)   the amount of Subaccount Adjustment per Accumulation Unit; times

      (2)   the number of Accumulation Units allocated to the Subaccount as of the Subaccount Record Date; less

      (3)   the amount of the Excess Charge for that Subaccount; provided that
            FSBL will not deduct any Excess Charge from the first Subaccount
            Adjustment following the Contract Date.

The net Subaccount Adjustment will be reinvested on the Subaccount Payable Date at the Accumulation Unit Value determined as of the close of the Subaccount
Payable Date in Accumulation Units of the Subaccount. The net Subaccount
Adjustment shall never be less than zero.

FSBL reserves the right to compute and deduct the Excess Charge from each
Subaccount on each Valuation Date in lieu of the method discussed above, in which event the charge would be factored into the Accumulation Unit Values on each Valuation Date.

                                     EXAMPLE

Assuming Contract Value of $50,000 allocated to the Equity Subaccount and no
Riders, the Excess Charge would be computed as follows:

               Mortality and Expense Risk Charge; plus      0.70%
               Rider Charges; less                         +  N/A
               Base Charge                                 -0.60%
                                                           ------
               Excess Charge on Annual Basis                0.10%

                                       14

Further assuming 5,000 Accumulation Units with an Accumulation Unit Value of $10 per unit on December 30 and a gross Subaccount Adjustment of $0.25 per unit declared on December 31 (Subaccount Record Date), the net Subaccount Adjustment
amount would be as follows:

Gross Subaccount Adjustment                   Accumulation Unit Value
  Per Unit; less                $    0.25       as of Valuation Date
Excess Charge Per Unit         -$ 0.00085       before Subaccount
                                ---------       Record Date             $10.00
Net Subaccount Adjustment
  Per Unit; times               $ 0.24915 X
Number of Accumulation Units        5,000     Accumulation Unit Value
                                ---------       as of Subaccount
Net Subaccount                                  Payable Date            $ 9.75
  Adjustment Amount             $1,245.75

The net Subaccount Adjustment amount would be reinvested on the Subaccount
Payable Date in Accumulation Units of the Equity Subaccount, as follows:
$0.24915 (net Subaccount Adjustment per unit) divided by $9.75 (Accumulation
Unit value as of the Subaccount Payable Date) times 5,000 Units equals 127.769
Accumulation Units. On the Subaccount Payable Date, 127.769 Accumulation Units
are added to Contract Value for a total of 5,127.769 Accumulation Units after the Subaccount Adjustment reinvestment. Contract Value on the Subaccount Payable
Date is equal to 5,127.769 Accumulation Units times $9.75 (Accumulation Unit
Value as of the Subaccount Payable Date) for a Contract Value of $49,995.75
after the Subaccount Adjustment reinvestment.

FSBL will deduct the Mortality and Expense Risk Charge applicable to Annuity
Options 1 through 6 after the Annuity Start Date as shown on the Contract Data page. This charge is factored into the Annuity Unit Values on each Valuation
Date.

ADMINISTRATION CHARGE

FSBL will deduct the Administration Charge shown on page 3 against your Contract
Value held in the Subaccounts. This charge will be computed and deducted from each Subaccount on each Valuation Date. This charge is factored into the
Accumulation Unit and Annuity Unit Values on each Valuation Date. This charge is guaranteed not to increase.

ACCOUNT ADMINISTRATION CHARGE

FSBL will deduct the Account Administration Charge ("Account Charge") from
Contract Value as shown on page 3. FSBL will allocate the Account Charge to the
Accounts in the same proportion that Contract Value is allocated among the
Accounts. The Account Charge and other charges may be waived or reduced uniformly on all Contracts issued under certain plans or arrangements which are expected to result in administrative cost savings. This charge is guaranteed not to increase.

PREMIUM TAX EXPENSE

FSBL reserves the right to deduct Premium tax when due or any time thereafter.
FSBL will allocate the Premium tax to the Accounts in the same proportion that
Contract Value is allocated among the Accounts.

WITHDRAWAL CHARGES

Purchase Payments are subject to a Withdrawal Charge, which is shown on page 3.
The Withdrawal Charge may apply to amounts you withdraw under your Contract, depending on the length of time each Purchase Payment has been allocated to your
Contract and the amount you withdraw. FSBL does not apply the Withdrawal Charge on:

      -     Death benefit proceeds; or

      -     Annuity Payments.

The amount of the Withdrawal Charge depends on how long your Purchase Payments are held under the Contract. Each Purchase Payment you make is considered to have a certain "age," depending on the length of time since that Purchase
Payment was effective. A Purchase Payment is "age one" in the year beginning on the

                                       15

date the purchase payment is Received by FSBL and increases in age each year thereafter. When you withdraw an amount, the "age" of any Purchase Payment you withdraw determines the level(s) of Withdrawal Charge as shown on page 3. For the purpose of calculating Withdrawal Charge, FSBL assumes that withdrawal amounts will be applied to Purchase Payments first in the order Purchase
Payments were received. The Withdrawal Charge will be deducted proportionately from each Account selected for Withdrawal. This charge is guaranteed not to increase.

FREE WITHDRAWALS

During a Contract Year, you may make Free Withdrawals, which are Withdrawals that are not subject to the Withdrawal Charge. The amount of Free Withdrawals available in any Contract Year is determined as follows. In the first Contract
Year, the amount is equal to:

      (1)   cumulative purchase payments; times

      (2)   the Free Withdrawal percentage shown on page 3; less

      (3)   any Free Withdrawals made during the Contract Year.

The amount of Free Withdrawals in subsequent Contract Years is equal to:

      (1)   Contract Value as of the first day of the current Contract Year;
            times

      (2)   the Free Withdrawal percentage shown on page 3; less

      (3)   any Free Withdrawals made during the Contract Year.

Unused Free Withdrawal amounts are not carried from one Contract Year to the next. Free Withdrawals do not reduce Purchase Payments for purposes of calculating the Withdrawal Charge on future Withdrawals.

MUTUAL FUND EXPENSES

Each Subaccount invests in shares of a mutual fund. The net asset value per share of each underlying fund reflects the deduction of any investment advisory and administration fees and other expenses of the fund. These fees and expenses are not deducted from the assets of a Subaccount, but are paid by the underlying funds. The Owner indirectly bears a pro rata share of such fees and expenses. An underlying fund's fees and expenses are not specified or fixed under the terms of this Contract.

--------------------------------------------------------------------------------
WITHDRAWAL PROVISIONS
--------------------------------------------------------------------------------

WITHDRAWALS

A full or partial Withdrawal of Separate Account Contract Value is allowed at any time prior to the Annuity Start Date while the Owner is living. Withdrawals will be effected as of the end of the Valuation Period in which the Withdrawal request is Received by FSBL, and payment will be made within the time frame required by applicable law. (Please see "Delay of Payment," page 9 for a discussion of the circumstances under which payments may be delayed.)
Withdrawals normally will be effective as of the close of the Valuation Period during which we receive your proper request. Any Withdrawal will reduce Contract
Value by the amount of the Withdrawal, any Withdrawal Charges attributable to the Withdrawal, any Premium tax and, in the case of a full Withdrawal, any pro rata Account Charge.

Upon the Owner's request for a full Withdrawal, FSBL will pay the Withdrawal
Value in a lump sum, and the Contract will terminate. If you make a full withdrawal, we require return of your Contract or a signed Lost Contract
Affidavit with your proper request.

All Withdrawals must meet the following conditions.

      1.    The request for Withdrawal must be Received by FSBL in writing or under other methods allowed by FSBL, if any;

      2.    The Owner must apply prior to the Annuity Start Date while this
            Contract is in force; and

      3.    The amount withdrawn must be at least $500, except upon a full
            Withdrawal.

                                       16

PARTIAL WITHDRAWALS

A partial Withdrawal request must state the allocations for deducting the
Withdrawal from each Account. If no allocation is specified, FSBL will deduct the Withdrawal from the Accounts in the same proportion that Contract Value is allocated among the Accounts. If a partial Withdrawal causes your Contract Value to be less than $2,000 immediately after the Withdrawal and no Purchase Payments have been made in the prior three years, we may terminate your Contract and send you the Withdrawal proceeds.

SYSTEMATIC WITHDRAWALS

Systematic Withdrawals are automatic periodic Withdrawals from Contract Value in substantially equal amounts prior to the Annuity Start Date. To start Systematic
Withdrawals, you must make the request in writing, stating the type of payment, its frequency and allocations for such Withdrawals. If no allocation is specified, FSBL will deduct Systematic Withdrawals from the Accounts in the same proportion that Contract Value is allocated among the Accounts. Any Systematic
Withdrawal will reduce Contract Value by the amount of the Systematic
Withdrawal, any Withdrawal Charges attributable to the Systematic Withdrawal, and any Premium tax.

The type of payment may be:

      (1)   in a fixed amount;

      (2)   in Level Payments calculated by FSBL;

      (3)   for a specified period;

      (4)   a specified percentage;

      (5)   earnings only; or

      (6)   based upon the life expectancy of the Owner or the Owner and a beneficiary.

The payment frequency may be:

      (1)   monthly;

      (2)   quarterly;

      (3)   semiannually; or

      (4)   annually.

The minimum Systematic Withdrawal amount is $100 per payment. You may stop or change Systematic Withdrawals upon proper written request Received by FSBL at least 30 days in advance of the requested date of termination or change. FSBL reserves the right to stop, modify or suspend Systematic Withdrawals at any time.

WITHDRAWAL VALUE

The Withdrawal Value is the amount available for Withdrawal. The Withdrawal
Value as of the close of any Valuation Date is the Contract Value less:

      (1)   any Withdrawal Charges;

      (2)   any pro rata Account Charge; and

      (3)   any Premium tax due or paid by FSBL.

                                       17

--------------------------------------------------------------------------------
DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------

DEATH BENEFIT

A Death Benefit will be paid upon the death of the Owner prior to the Annuity
Start Date while this Contract is in force. The Death Benefit will be paid to the Designated Beneficiary when due Proof of Death and instructions regarding payment are Received by FSBL.

If the age of each Owner was 80 or younger on the Contract Date, the Death
Benefit is equal to the greater of:

      (1)   the sum of all Purchase Payments made by the Owner, less any Premium tax due or paid by FSBL with respect to your Contract, less any pro rata Account Charge, and less the sum of all partial Withdrawals and
            Withdrawal Charges deducted from your Contract Value; or

      (2)   your Contract Value as of the date due Proof of Death and
            instructions regarding payment are Received by FSBL, less any
            Premium tax due or paid by FSBL with respect to your Contract, less any pro rata Account Charge.

Notwithstanding the foregoing, if any Owner was age 81 or older on the Contract
Date, or if due proof of death and instructions regarding payment are not
Received by FSBL within six months of the date of the Owner's death, the Death
Benefit will be as described under (2) above without reference to (1) above.

If a lump sum payment is requested, the payment will be made in accordance with any laws and regulations that govern the payment of Death Benefits.

PROOF OF DEATH

Any of the following will serve as Proof of Death of the Owner:

      1.    certified copy of the death certificate;

      2.    certified decree of a court of competent jurisdiction as to the finding of death;

      3.    written statement by a medical doctor who attended the deceased
            Owner; or

      4.    any proof accepted by FSBL.

DISTRIBUTION RULES

In the event of an Owner's death prior to the Annuity Start Date, the entire
Death Benefit shall be paid within 5 years after the death of the Owner, except as provided below. In the event that the Beneficiary elects an Annuity Option, the length of time for payment of the benefit may be longer than 5 years if:

      1.    The Designated Beneficiary is a natural person;

      2.    The Death Benefit is paid out under one of Annuity Options 1 through
            6;

      3.    Payments are made over a period that does not exceed the life or life expectancy of the Beneficiary; and

      4.    Payments begin within one year of the death of the Owner.

If the deceased Owner's spouse is the sole Designated Beneficiary, the spouse shall become the sole Owner of the Contract. He or she may elect to:

      (1)   keep the Contract in force until the sooner of the spouse's death or the Annuity Start Date; or

      (2)   receive the Death Benefit.

If any Owner dies on or after the Annuity Start Date, Annuity Payments shall continue to be paid at least as rapidly as under the method of payment being used as of the date of the Owner's death.

If the Owner is a Nonnatural Person, the distribution rules set forth above apply in the event of the death of, or change in, the Annuitant.

                                       18

The foregoing distribution rules do not apply to a Contract, which is:

      (1)   provided under a plan described in Code section 401(a) or 403(b);

      (2)   an individual retirement annuity or provided under an individual retirement account or annuity; or

      (3)   otherwise exempt from the Code section 72(s) distribution rules.

--------------------------------------------------------------------------------
ANNUITY BENEFIT PROVISIONS
--------------------------------------------------------------------------------

ANNUITY START DATE

The Annuity Start Date is the date as of which the first Annuity Payment is computed under one of the Annuity Options. The Annuity Start Date shall not be earlier than the 12-month anniversary of the Contract Date. The Owner may elect the Annuity Start Date at the time of application. If no Annuity Start Date is selected, FSBL will use the later of the:

      (1)   the oldest Annuitant's seventieth birthday; or

      (2)   the tenth Contract Anniversary.

The Annuity Start Date must be prior to the later of the oldest Annuitant's 90th birthday or the tenth Contract Anniversary.

CHANGE OF ANNUITY START DATE

The Owner may change the Annuity Start Date. A request for the change must be made in writing. The written request must be received by FSBL at least 30 days prior to the new Annuity Start Date as well as 30 days prior to the previous
Annuity Start Date.

ANNUITY OPTIONS

The Contract provides for Annuity Payments to be made under one of Annuity
Options 1 through 6. Your Annuity Option is shown on page 3. Options 1 through 4 and 6 generally provide for payments to be made during the life of the Annuitant or Joint Annuitants. Under Option 5, Annuity Payments are made to the Annuitant and in the event of the Annuitant's death, to the Designated Beneficiary.

Options 1 through 6 are available as either a Fixed or Variable Annuity or a combination Fixed and Variable Annuity. The Annuity Options are shown below.

Prior to the Annuity Start Date, the Owner may change the Annuity Option selected. The Owner must request the change in writing. This request must be
Received by FSBL at least 30 days prior to the Annuity Start Date.

OPTION 1    LIFE INCOME OPTION: This option provides Annuity Payments for the life of the Annuitant. Upon the Annuitant's death, no further
            Annuity Payments will be made.

OPTION 2    LIFE INCOME WITH PERIOD CERTAIN OPTION: This option provides
            Annuity Payments for the life of the Annuitant. A fixed period of 5,
            10, 15 or 20 years may be chosen. Annuity Payments will be made to the end of this period even if the Annuitant dies prior to the end of the period. If the Annuitant dies before receiving all of the
            Annuity Payments during the fixed period, the remaining Annuity
            Payments will be made to the Designated Beneficiary. Upon the
            Annuitant's death after the period certain, no further Annuity
            Payments will be made.

                                       19

OPTION 3    LIFE INCOME WITH INSTALLMENT OR UNIT REFUND OPTION: This option provides Annuity Payments for the life of the Annuitant, with a period certain determined by dividing the Annuity Start Amount by the amount of the first Annuity Payment. A fixed number of Annuity
            Payments will be made even if the Annuitant dies. If the Annuitant dies before receiving the fixed number of Annuity Payments, any remaining Annuity Payments will be made to the Designated
            Beneficiary. If the Annuitant dies after receiving the fixed number of Annuity Payments, no further Annuity Payments will be made.

OPTION 4    JOINT AND LAST SURVIVOR OPTION: This option provides Annuity
            Payments for the lives of the Annuitant and Joint Annuitant. Annuity
            Payments will be made as long as either is living. Upon the death of one Annuitant, Annuity Payments continue to the surviving Joint
            Annuitant at the same or a reduced level of 75%, 66 2/3% or 50% of
            Annuity Payments, as elected by the Owner. With respect to Fixed
            Annuity Payments, the amount of the Annuity Payment, and with respect to Variable Annuity Payments, the number of Annuity Units used to determine the Annuity Payment, is reduced as of the first
            Annuity Payment following the Annuitant's death. In the event of the death of one Annuitant, the surviving Joint Annuitant has the right to exercise all rights under the Contract. Upon the death of the last Annuitant, no further Annuity Payments will be made.

OPTION 5    PERIOD CERTAIN OPTION: This option provides Annuity Payments for a fixed period of 10, 15 or 20 years. Annuity Payments will be made until the end of this period. If the Annuitant dies prior to the end of the period, the remaining Annuity Payments will be made to the
            Designated Beneficiary.

OPTION 6    JOINT AND CONTINGENT SURVIVOR OPTION: This option provides Annuity
            Payments for the life of the primary Annuitant. Annuity Payments will be made to the primary Annuitant as long as he or she is living. Upon the death of the primary Annuitant, Annuity Payments will be made to the contingent Annuitant as long as he or she is living. If the contingent Annuitant is not living upon the death of the primary Annuitant, no further payments will be made.

ANNUITY START AMOUNT

Annuity Start Amount is Contract Value as of the Annuity Start Date, less any
Premium tax and, if applicable, any pro rata Account Charge. Annuity Start
Amount allocated to the Fixed Account is applied to purchase a Fixed Annuity and that allocated to the Subaccounts is applied to purchase a Variable Annuity. For
Annuity Options 1 through 6, the Annuity Start Amount is divided by $1,000, and the result is multiplied by the applicable amount in the Annuity Tables to determine the minimum guaranteed monthly Annuity Payment with respect to a Fixed
Annuity or the first monthly Annuity Payment with respect to a Variable Annuity.

FIXED ANNUITY PAYMENTS

With respect to Fixed Annuity Payments, the amount set forth in the Annuity
Tables as adjusted for the rate of interest credited by FSBL, is the amount of each monthly Annuity Payment for Annuity Options 1 through 6. Neither expense actually incurred (other than tax on investment return), nor mortality actually experienced, shall adversely affect the dollar amount of Annuity Payments already commenced.

                                       20

VARIABLE ANNUITY PAYMENTS

With respect to Variable Annuity Payments, the amount set forth in the Annuity
Tables, as adjusted for the Assumed Interest Rate, is the amount of the FIRST monthly Annuity Payment for Annuity Options 1 through 6. The amount of each
Annuity Payment after the first for these options is computed by means of
Annuity Units. Variable Annuity Payments will fluctuate with the performance of the Subaccount(s). Neither expense actually incurred (other than tax on investment return), nor mortality actually experienced, shall adversely affect the dollar amount of Annuity Payments already commenced.

ANNUITY TABLES

The amounts set forth in the Annuity Tables for Annuity Options 1 through 4 and
6 depend on the age of the Annuitant or the Joint Annuitants on the Annuity
Start Date. The Annuity Tables are modified to reflect:

      (1)   the Assumed Interest Rate for Variable Annuity Payments; or

      (2)   the rate of interest in effect on the Annuity Start Date for Fixed
            Annuity Payments.

The rate of interest for Fixed Annuity Payments is guaranteed not to be less than 1.5%. The basis of the Annuity Tables for Options 1 through 4 and 6 is the
1983(a) Mortality Table projected for mortality improvement for 45 years using
Projection Scale G and an interest rate factor equal to 1.5%. The Annuity Tables contain the amount of monthly Annuity Payment per $1,000 of Annuity Start
Amount. The Annuity Tables state values for the exact ages shown.

The values will be interpolated based on the exact age(s) of the Annuitant or
Joint Annuitants on the Annuity Start Date. The Assumed Interest Rate is set
forth on page 3. The Annuity Table for Option 5 is determined without reference to the age of the Annuitant and is based upon an interest rate factor equal to
1.5%. The Annuity Tables are used in accordance with generally accepted actuarial principles.

ANNUITY PAYMENTS

If no Purchase Payments have been received by FSBL during the three-years preceding the Annuity Start Date, you may not select an Annuity Option that requires FSBL to make Annuity Payments of less than $20.00. If FSBL refuses to commence Annuity Payments of less than $20.00, FSBL will permit surrender of the contract, with no withdrawal charges. If no Annuity Option is chosen prior to the Annuity Start Date, FSBL will use Option 1 with a ten-year period certain.
Each Annuity Option allows for making Annuity Payments annually, semiannually, quarterly or monthly. Annuity Payments due on a date other than a Valuation
Date, are paid as of the end of the next following Valuation Date.

ANNUITY UNITS

On the Annuity Start Date, the amount of the first Variable Annuity Payment is divided by the Annuity Unit Value as of that date to determine the number of
Annuity Units to be used in calculating subsequent Annuity Payments. If the
Annuity Start Amount was allocated to more than one Subaccount, the first
Variable Annuity Payment will be allocated to each Subaccount in the percentage corresponding to the allocation of Annuity Start Amount. The number of Annuity
Units for each Subaccount is then found by dividing the amount of the first
Variable Annuity Payment allocated to that Subaccount by the Annuity Unit Value for the Subaccount on the Annuity Start Date. The number of Annuity Units for the Subaccount then remains constant, unless a Transfer of Annuity Units is made. After the first Variable Annuity Payment, the dollar amount of each subsequent Annuity Payment is equal to the sum of the payment amount determined for each Subaccount. The payment amount for each Subaccount is equal to the number of Annuity Units allocated to that Subaccount multiplied by the Annuity
Unit Value as of the date of the Annuity Payment.

                                       21

An example of an initial Variable Annuity Payment calculation for an annuitant, age 60 is as follows:

Annuity Start Amount = $100,000                               $100,000
                                                              --------    = 100
                                                              $1,000

Amount determined by reference in 1999 to Annuity
Table for a male, age 60 under Option 1                       $4.00
First Variable Annuity Payment                                100 x $4.00 = $400

                                                        Annuity            Number of
                  Annuity              First           Unit Value        Annuity Units
               Start Amount      Variable Annuity      on Annuity      Used to Determine
Subaccount      Allocation      Payment Allocation     Start Date     Subsequent Payments
----------     ------------     ------------------     ----------     -------------------

Equity             50%                $200.00       /    $1.51     =       132.4503
Global             50%                $200.00       /    $1.02     =       196.0784

An example of a subsequent Variable Annuity Payment calculation using the assumptions above is as follows:

                                         Annuity Unit
                                        Value on Date of       New Annuity
     Subaccount     Annuity Units     Subsequent Payment     Payment Amount
     ----------     -------------     ------------------     --------------

     Equity             132.4503   x          $1.60       =      $211.92
     Global             196.0784   x          $1.10       =      $215.69
                                                                 -------
                                                                 $427.61

ANNUITY UNIT VALUE

The Annuity Unit Value for each Subaccount was first set by FSBL. The Annuity
Unit Value for any subsequent Valuation Date is equal to (a) times (b) times
(c), where:

      (a)   is the Annuity Unit Value on the immediately preceding Valuation
            Date:

      (b)   is the Net Investment Factor for the day;

      (c)   is a factor used to adjust for the Assumed Interest Rate set forth on page 3 which is used to determine Variable Annuity Payment amounts.

ALTERNATE ANNUITY OPTION RATES

Currently, FSBL does not sell single premium immediate annuities ("SPIAs").
However, in the future, FSBL may sell SPIAs. If so, any more favorable rates available under FSBL's SPIAs will be given to the Annuitant.

                                       22

                                 ANNUITY TABLES

                                     TABLE A
--------------------------------------------------------------------------------
                       ANNUITY OPTIONS ONE, TWO, AND THREE
            MINIMUM MONTHLY INSTALLMENTS PER $1,000 OF AMOUNT APPLIED

                  Option One                  Option Two            Option Three
    Age          Life Income    Life Income with Period Certain         Unit
Of Annuitant         Only        5        10       15       20         Refund
--------------------------------------------------------------------------------
   UNISEX
     55              3.00       3.00     3.00     2.98     2.96         2.88
     56              3.07       3.06     3.06     3.04     3.02         2.93
     57              3.13       3.13     3.12     3.10     3.07         2.98
     58              3.20       3.20     3.19     3.17     3.13         3.04
     59              3.27       3.27     3.26     3.23     3.20         3.10
     60              3.35       3.34     3.33     3.31     3.26         3.16
     61              3.43       3.42     3.41     3.38     3.33         3.22
     62              3.51       3.51     3.49     3.46     3.40         3.29
     63              3.60       3.60     3.58     3.54     3.47         3.36
     64              3.70       3.69     3.67     3.62     3.54         3.43
     65              3.80       3.79     3.77     3.71     3.61         3.50
     66              3.91       3.90     3.87     3.80     3.69         3.58
     67              4.02       4.01     3.98     3.90     3.77         3.67
     68              4.15       4.13     4.09     4.00     3.85         3.75
     69              4.28       4.26     4.21     4.11     3.93         3.85
     70              4.42       4.40     4.34     4.21     4.01         3.94
     71              4.57       4.55     4.48     4.33     4.08         4.05
     72              4.74       4.71     4.62     4.44     4.16         4.16
     73              4.91       4.88     4.77     4.56     4.24         4.27
     74              5.10       5.07     4.93     4.68     4.31         4.39
     75              5.31       5.26     5.10     4.80     4.38         4.52

VALUES NOT SHOWN WILL BE PROVIDED UPON REQUEST. ANNUAL, SEMIANNUAL, OR QUARTERLY
INSTALLMENTS CAN BE DETERMINED BY MULTIPLYING THE MONTHLY INSTALLMENTS BY
11.9185007, 5.9814315, AND 2.9962817.

                                       23

                           ANNUITY TABLES (CONTINUED)
                                     TABLE B
--------------------------------------------------------------------------------
               ANNUITY OPTIONS FOUR AND SIX (100% SURVIVOR OPTION)
            MINIMUM MONTHLY INSTALLMENT PER $1,000 OF AMOUNT APPLIED

                                        AGE OF SECONDARY ANNUITANT
AGE OF PRIMARY ANNUITANT      55       60       62       65       70       75
------------------------------------------------------------------------------

           55                2.68     2.78     2.82     2.86     2.92     2.95
           60                2.78     2.94     2.99     3.07     3.17     3.24
           62                2.82     2.99     3.06     3.15     3.28     3.37
           65                2.86     3.07     3.15     3.27     3.45     3.58
           70                2.92     3.17     3.28     3.45     3.72     3.96
           75                2.95     3.24     3.37     3.58     3.96     4.34

VALUES NOT SHOWN WILL BE PROVIDED UPON REQUEST. ANNUAL, SEMIANNUAL, OR QUARTERLY
INSTALLMENTS CAN BE DETERMINED BY MULTIPLYING THE MONTHLY INSTALLMENTS BY
11.9185007, 5.9814315, AND 2.9962817, RESPECTIVELY.

                                     TABLE C
--------------------------------------------------------------------------------
                               ANNUITY OPTION FIVE
                    MINIMUM MONTHLY INSTALLMENT PER $1,000 OF
                    AMOUNT APPLIED FOR FIXED ANNUITY PAYMENTS

                                 PERIOD CERTAIN

                          5 YEARS    7 YEARS    10 YEARS    15 YEARS    20 YEARS
                          -------    -------    --------    --------    --------
FIXED ANNUITY PAYMENT      17.28      12.53       8.96        6.20        4.81

VALUES NOT SHOWN WILL BE PROVIDED UPON REQUEST. ANNUAL, SEMIANNUAL, OR QUARTERLY
INSTALLMENTS CAN BE DETERMINED BY MULTIPLYING THE MONTHLY INSTALLMENTS BY
11.9185007, 5.9814315, 2.9962817, RESPECTIVELY.

                                       24

                      A BRIEF DESCRIPTION OF THIS CONTRACT

This is a FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT.

*     Purchase Payments may be made until the earlier of the Annuity Start Date or termination of the Contract

*     A death benefit may be paid prior to the Annuity Start Date according to the Contract provisions

*     Annuity Payments begin on the Annuity Start Date using the method specified in the Contract

*     This Contract is non-participating and does not participate in FSBL's surplus

BENEFITS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED UPON THE INVESTMENT
EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE. THESE AMOUNTS MAY INCREASE OR
DECREASE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE "CONTRACT VALUE AND
EXPENSE PROVISIONS" AND "ANNUITY BENEFIT PROVISIONS" FOR DETAILS.)

IF A CREDIT ENHANCEMENT RIDER HAS BEEN PURCHASED, FSBL WILL RECAPTURE THE AMOUNT
OF ANY CREDIT ENHANCEMENT APPLIED DURING THE 12 MONTHS PRECEDING THE DATE OF THE
OWNER'S DEATH.

  [FSBL LOGO]   FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY
                               COMPANY OF NEW YORK
                  [70 West Red Oak Lane, White Plains, NY 10604
                                 1-800-355-4570]

FSB236 (1-05)U